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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cerus Corporation for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 1998, except for Note 2 as to which the date is March 6, 1998 with respect to the financial statements of Cerus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997 filed with the Securities and Exchange Commission and to the use of our report dated January 22, 1999, except for Note 2 as to which the date is January 30, 1999, with respect to the financial statements of Cerus Corporation included herein.

Walnut Creek, California
February 10, 1999
                                            /s/ ERNST & YOUNG LLP